Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-34223, Form S-8 No. 333-60075, Amendment No. 1 to Form S-3 No. 333-56451, Amendment No. 1 to Form S-3 No. 333-56449 and Form S-3 No. 333-81985) of Alexandria Real Estate Equities, Inc. of our report dated July 19, 2000 with respect to the statement of revenue and certain expenses of 11035-11075 Roselle Street for the year ended December 31, 1999, included in the Form 8-K of Alexandria Real Estate Equities, Inc. dated August 9, 2000.

/s/ Ernst & Young LLP

Los Angeles, California

September 7, 2000